SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Release”) is entered into by and between Levine Leichtman Capital Partners III, L.P. (“Levine Leichtman”), a California limited partnership, on the one hand, and Frederick H. Kopko (“F. Kopko”), and the following parties who are collectively referred to as the “Defendants,” on the other: Butler International, Inc., a Maryland corporation (“Butler”); Butler Service Group, Inc., a New Jersey corporation; Butler Services International, Inc., a Delaware corporation; Butler Telecom, Inc., a Delaware corporation; Butler Services, Inc., a Delaware corporation; Butler Utility Service, Inc., a Delaware corporation; Butler Publishing, Inc., a Delaware corporation (collectively, the “Companies”); AAC Corp., a Delaware corporation (“AAC”); Sylvan Insurance Co., Ltd., a company organized under the laws of Bermuda (“Sylvan”); Data Performance, Inc., a New Jersey corporation (“DPI”); and Edward M. Kopko (“E. Kopko”) (Levine Leichtman, F. Kopko and the defendants are collectively referred to herein as the “Parties” and each as a “Party”).

WHEREAS, on June 30, 2006, Levine Leichtman and the Companies entered into a certain Securities Purchase Agreement (“SPA”); and

WHEREAS, pursuant to the SPA, Levine Leichtman was to provide a total of $35 million of senior and subordinated debt financing to Butler, of which $2.5 million was funded on June 30, 2006, as a bridge loan to be repaid within 45 days of June 30,

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2006, and $35 million was to be funded on or prior to September 30, 2006, upon the satisfaction of certain closing conditions, each as set forth in the SPA; and

WHEREAS, pursuant to the SPA, Butler issued to Levine Leichtman an unsecured note in the original principal amount of $2.5 million (the “Unsecured Note”) with a 15% interest rate and a maturity date of August 14, 2006; and

WHEREAS, pursuant to the SPA, Butler granted Levine Leichtman the right to purchase an aggregate of one million, forty one thousand, two hundred fifty-four (1,041,254) shares of Butler’s common stock pursuant to a warrant (the “Warrant”), which was exercisable for a period often (10) years at an exercise price of $2.13 per share subject to the terms and conditions set forth therein; and

WHEREAS, pursuant to the terms of a General and Continuing Guaranty (the “Sylvan/AAC/DPI Guaranty”), Sylvan, AAC and DPI agreed to guarantee all indebtedness owed to Levine Leichtman; and

WHEREAS, E. Kopko provided a personal guaranty (the “Personal Guaranty”) with respect to the obligations owed under the SPA; and

WHEREAS, on August 14, 2006, Butler and Levine Leichtman entered into a first amendment to the SPA and to the Unsecured Note due 2006 (the “First Amendment”) pursuant to which, among other things, the Unsecured Note was amended to permit

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one payment of $1.0 million on August 15, 2006, and the maturity date was extended to August 25, 2006. Butler made the required payments on August 15, 2006 and August 25, 2006; and

WHEREAS, under the terms of the SPA, as amended, the remaining $35 million debt facility was to be funded upon the satisfaction of certain closing conditions; and

WHEREAS, two of the conditions to closing of the $35 million funding, set forth in Section 6.2(f) of the SPA were (i) the absence of “any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by the [SPA]” and (ii) the absence of “any action, suit, proceeding or investigation...that (a) draws into question the validity, legality or enforceability .. . . of the [SPA]. . . or the consummation of the transactions contemplated thereby”; and

WHEREAS, on July 12, 2006, Knott Partners, L.P. forwarded a letter to E. Kopko (the “Knott Letter”) seeking to negotiate an alternative transaction to the SPA and specifically objecting to the terms of the SPA; and

WHEREAS, as required by the terms of the SPA, Butler immediately notified Levine Leichtman of the Knott Letter; and

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WHEREAS, on August 23, 2006, Thomas J. Carley and Charles Jobson filed a class action complaint (“Carley and Jobson Complaint”) against Butler and Butler’s directors, which questioned the validity of the SPA and the Warrant; and

WHEREAS, the Carley and Jobson Complaint sought, among other things (i) an injunction preliminarily and permanently enjoining Butler from closing on the loans set forth in the SPA; and (ii) a declaration that the issuance of the Warrant was null and void and ultra vires; and

WHEREAS, as required by the terms of the SPA, Butler immediately notified Levine Leichtman of the Carley and Jobson Complaint; and

WHEREAS, Levine Leichtman perceived increased risk associated with its potential investment due to, principally, the perceived risk presented by the Knott Letter (given Knott’s history with the Companies) and the Carley and Jobson Complaint, such that on September 6, 2006, Levine Leichtman contacted Butler seeking to modify the terms of its debt facility contemplated by the SPA to eliminate the Warrant and provide for an enhanced cash return to Levine Leichtman through: (i) a discounted issuance price on the notes; and (ii) an increased and fixed interest rate on the notes, in lieu of the variable rate originally provided; and

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WHEREAS, the consummation of the transactions contemplated by the SPA did not occur on or prior to September 30, 2006 principally as a result of Butler failing to satisfy the closing conditions set forth in section 6.2 of the SPA, including section 6.2(f) (“No Injunction, Order, or Suit”), and Butler was unable to satisfy section 6.2(f) principally because of the Knott Letter and the Carley and Jobson Complaint; and

WHEREAS, as of September 30, 2006, Levine Leichtman’s funding commitment under the SPA terminated when Levine Leichtman declined to consummate the transactions contemplated by the SPA as a result of Butler’s inability to satisfy the conditions to closing set forth in Section 6.2(f) principally as a result of the Knott Letter and the Carley and Jobson Complaint; and

WHEREAS, on October 12, 2006, Levine Leichtman filed a lawsuit in the Los Angeles Superior Court against the Companies, AAC, Sylvan, DPI and E. Kopko, Case No. BC360205 for Breach of Contract and Negligent Misrepresentation alleging, among other things, that the Companies failed to fulfill certain closing conditions set forth in the SPA, including Section 6.3(f) (the “Action”); and

WHEREAS, on November 3, 2006, in a letter to Levine Leichtman, Butler asserted that the Warrant had been terminated because of the failure to consummate the transactions contemplated by the SPA; and

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WHEREAS, the Parties wish to settle the Action and resolve all claims among them.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. Recitals Conclusive. California Evidence Code section 622 applies to the recitals stated above, which are therefore conclusively determined to be true as between the parties to this Release.

2. Payment to Levine Leichtman. Upon execution of this Release, Defendants immediately shall pay to Levine Leichtman the sum of $1,265,000 by wire transfer to the following account:

Levine Leichtman Capital Partners III, L.P.
Bank of America
2049 Century Park East
Los Angeles, CA 90067
Attention: Cheryl Stewart
ABA #026-009-593
Accounts #: 11546-02404

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3. Dismissal of Action. Promptly upon receipt of good funds in the amount of $1,265,000, Levine Leichtman shall file a dismissal of the Action with prejudice.

                4.           Agreements Terminated. Effective upon the payment reflected in paragraph 1, except as expressly set forth below, the following are hereby terminated and shall be of no further force and effect: (a) the SPA; (b) the Warrant; (c) the Investors Rights Agreement by and among Butler, Levine Leichtman, E. Kopko and F. Kopko dated as of June 30, 2006; (d) the Registration Rights Agreement dated as of June 30, 2006 by and between Butler and Levine Leichtman; and (e) all other agreements and letters between or among the Parties executed in connection with the SPA, including without limitation those listed in Section 6.1(g) to the SPA. Notwithstanding the foregoing, and any other provision of this Release, (i) Levine Leichtman’s confidentiality and other obligations as set forth in Section 13.14 of the SPA are incorporated by reference into this Release and Levine Leichtman shall be obligated to adhere to such obligations pursuant to this Release, and (ii) the Companies’ obligations as set forth in Section 8 of the SPA are incorporated into this Release by reference and the Companies shall be obligated to adhere to such obligations pursuant to this Release. Except as set forth in the preceding sentence, all of the provisions, obligations, rights, covenants and liabilities created by the agreements and letters terminated pursuant to this paragraph 3 are intended to be and hereby are terminated regardless of whether or not such provisions, obligations, rights, covenants or liabilities expressly purport to survive any termination of the agreement or letter which creates them or not.

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                5.           Releases by Levine Leichtman in Favor of the Companies, AAC, Sylvan, DPI, E. Kopko and F. Kopko. Upon full execution of this Release, Levine Leichtman hereby releases and forever discharges the Companies, AAC, Sylvan, DPI, E. Kopko and F. Kopko, as well as their past, present and future predecessors, successors, heirs, assigns, subsidiaries, shareholders, officers, members, affiliates, partners (general and limited), directors, employees, agents, representatives, insurers, attorneys and accountants, of and from any and all claims, demands, actions, causes of action, suits at law or equity, debts, sums of money, accounts, controversies, rights, damages, costs, attorneys’ fees, losses, expenses, contracts, torts, agreements, promises or liabilities whatsoever, known, unknown, asserted or unasserted, whether arising under the common law, statute or otherwise that arise out of or relate to any claims made in the Action, or that were or could have been alleged in the Action, except for any obligations assumed under this Release.

                6.           Releases by the Companies, AAC, Sylvan, DPI, E. Kopko and F. Kopko in favor of Levine Leichtman. Upon full execution of this Release, the Companies, AAC, Sylvan, DPI, E. Kopko and F. Kopko hereby release and forever discharge Levine Leichtman and Levine Leichtman Capital Partners, Inc., as well as their past, present and future predecessors, successors, heirs, assigns, subsidiaries, shareholders, directors, officers, members, affiliates, partners (general and limited), employees, agents, representatives, insurers, attorneys and accountants, of and from any and all claims, demands, actions, causes of action, suits at law or equity, debts, sums of money, accounts, controversies, rights, damages, costs, attorneys’ fees, losses,

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expenses, contracts, torts, agreements, promises or liabilities whatsoever, known, unknown, asserted or unasserted, whether arising under the common law, statute or otherwise that arise out of or relate to any claims made in the Action, or that were or could have been alleged in the Action, except for any obligations assumed under this Release.

                7.           No Admission of Liability. This Release and the negotiations and discussions leading up to this Release do not constitute, nor shall they be construed as, an admission of liability by any Party. This Release is made solely for the purpose of avoiding the burden and expense of further litigation which would be imposed on the Parties if the disputes between them remained unsettled.

8. Governing Law. This Release shall be governed by and construed in accordance with California law.

9. Entire Release. This Release contains the entire understanding of the parties concerning the matters set forth herein.

                10.          Construction. This Release shall not be construed against the party preparing it, but shall be construed as if the Parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against any party. This is a material term of this Release.

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                11.          No Oral Modifications. This Release may not be modified orally. All modifications to this Release must be in writing, specifically refer to this Release, and signed by the Party or Parties to be charged.

12. No Assignments. The Parties hereby represent and warrant that there has been no assignment or transfer whatsoever of any of the claims released herein.

                13.          Effect of Release. This Release shall be binding on and shall inure to the benefit of the Parties, their respective heirs, representatives, successors and assigns. This Release may be pleaded as a full and complete defense to any legal action, suit, or other proceeding initiated by or on behalf of any Party to this Release. Any Party bringing any legal action, suit, or other proceeding in violation of this Release shall indemnify the other Parties, and hold them harmless from and against any liability, loss, cost, or expense (including, but not limited to, reasonable attorneys’ fees) arising out of, related to, or connected with such legal action, suit, or other proceeding.

                14.          Execution. Each person whose signature appears hereon warrants and guarantees that he has been duly authorized and has full authority to execute this Release on behalf of the person, persons or entity on whose behalf this Release is executed.

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15. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16. Advice of Counsel. Each Party to this Release has had the opportunity to discuss the matter with legal counsel, and enters into this Release only after such consultation.

                17.          Release of Unknown Claims. The Parties understand and acknowledge that there is a risk that subsequent to the execution of the Release they may discover, incur or suffer losses, damages or injuries that are in some way caused by or related to the released claims, but that are unknown or unanticipated, for whatever reason, at the time of the execution of this Release. Further, the Parties understand that there is a risk that loss or damage presently known to some or all of the Parties may be or become, for whatever reason, greater than what they now expect or anticipate. The Parties intend that the releases contained herein shall apply to all unknown and unanticipated damage, loss, costs or expenses in any way arising from or relating to the claims released herein, as well as those known and anticipated, and upon advice of legal counsel, all Parties to this Release knowingly, voluntarily, intentionally and expressly waive against the other all rights under California Civil Code Section 1542, which provides as follows:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties each hereby expressly waive the provisions of Section 1542 of the Civil Code as it applies to unknown claims within the scope of the releases herein, and each acknowledge that they have all been advised by their respective counsel as to the significance of the waivers of Section 1542 hereunder, and that the waivers are made knowingly and voluntarily.

18. Severability. If any provision of this Release is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

19. Attorneys’ Fees for Enforcement. If any action or legal proceeding is instituted by any Party hereto arising out of this Release, the prevailing party therein shall recover his or her attorneys’ fees and costs in connection with such action or proceeding.

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IN WITNESS WHEREOF, each Party has executed the Release as of the date set forth opposite the Party’s signature.

Levine Leichtman Capital Partners III, L.P.

By: Levine Leichtman Capital Partners, Inc. Its: General Partner

Dated: December ___ , 2006	By: _______________________________________
_______________________________________	Name: _____________________________________
Title: ______________________________________

Butler International, Inc., Butler Service Group, Inc., Butler Services International, Inc., Butler Telecom, Inc., Butler Services, Inc., Butler Utility Service, Inc., Butler Publishing, Inc., AAC Corp., Sylvan Insurance Co., LTD, and Data Performance, Inc.

Dated: December 27, 2006	By:
_______________________________________________________
Edward M. Kopko

Authorized Agent for all these corporations

Dated: December 27, 2006	__________________________________________
Edward M. Kopko

Dated: December ____ , 2006	__________________________________________
_______________________________________	Frederick H. Kopko

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IN WITNESS WHEREOF, each Party has executed the Release as of the date set forth opposite the Party’s signature.

Levine Leichtman Capital Partners III, L.P.

By: Levine Leichtman Capital Partners, Inc. Its: General Partner

Dated: December 27, 2006	By:
______________________________________
________________________________________	Name: Steven Hartman

Title: V.P

Butler International, Inc., Butler Service Group, Inc., Butler Services International, Inc., Butler Telecom, Inc., Butler Services, Inc., Butler Utility Service, Inc., Butler Publishing, Inc., AAC Corp., Sylvan Insurance Co., LTD, and Data Performance, Inc.

Dated: December ___ , 2006	By: _______________________________________
Edward M. Kopko

Authorized Agent for all these corporations

Dated: December ___ , 2006	__________________________________________
Edward M. Kopko

Dated: December ___ , 2006	__________________________________________
________________________________________	Frederick H. Kopko

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IN WITNESS WHEREOF, each Party has executed the Release as of the date set forth opposite the Party’s signature.

Levine Leichtman Capital Partners III, L.P.

By: Levine Leichtman Capital Partners, Inc.
Its: General Partner

Dated: December ___ , 2006	By: _________________________________
________________________________________	Name: _______________________________
Title: ________________________________

Butler International, Inc., Butler Service Group, Inc., Butler Services International, Inc., Butler Telecom, Inc., Butler Services, Inc., Butler Utility Service, Inc., Butler Publishing, Inc., AAC Corp., Sylvan Insurance Co., LTD, and Data Performance, Inc.

Dated: December ___ , 2006	By: _________________________________
Edward M. Kopko

Authorized Agent for all these corporations

Dated: December ___ , 2006	____________________________________
Edward M. Kopko

Dated: December 27, 2006	__________________________________________
________________________________________	Frederick H. Kopko

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APPROVED AS TO FORM:

Dated: December ___ , 2006	Law Offices of George S. Burns

	By:	_______________________________________
George S. Burns

Attorney for Defendants Butler International, Inc., Butler Service Group, Inc., Butler Services International, Inc., Butler Telecom, Inc., Butler Services, Inc., Butler Utility Service, Inc., Butler Publishing, Inc., AAC Corp., Sylvan Insurance Co., LTD, Data Performance, Inc. and Edward M. Kopko

Dated: December ___ , 2006	Freedman & Taitelman, LLP

	By:	_______________________________________
Michael A. Taitelman

Attorney for Plaintiff Leichtman Capital Partners III, L.P.

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